EXHIBIT 10.11
THE PILLSBURY COMPANY DISTRIBUTION AGREEMENT

         This Distribution Agreement (the "Distribution Agreement") is entered into as of this 26th day of August, 1998 by and between The Pillsbury Company, a Delaware corporation headquartered at 200 South Sixth Street, Minneapolis,
Minnesota 55402-1465 ("Distributor"), and Ben & Jerry's Homemade, Inc., a Vermont corporation headquartered at 30 Community Drive, South Burlington, Vermont 05403-6828 ("Manufacturer").

         WHEREAS, Manufacturer wishes to reduce its dependence on Dreyer's Grand Ice Cream, Inc. ("Dreyer's"), a leading ice cream company in the market and the leading ice cream distributor in the market, as a distributor of more than 50% of the sales of ice cream products of the Manufacturer, and whereas Dreyer's is the only "national" (more or less) distributor of ice cream in the domestic market;

         WHEREAS Distributor wishes to obtain additional volume of ice cream to put through its distribution system, in order to realize efficiencies/economies of scale; and

         WHEREAS, Manufacturer wishes to achieve efficiencies in the distribution of its products and wishes to use Distributor as a distributor in certain areas and whereas Distributor wishes to act as distributor for ice cream products of Manufacturer in certain areas.

         NOW THEREFORE, in consideration of these premises, the mutual promises of the parties and other good and valuable consideration receipt of which is hereby acknowledged, the parties agree as follows

         1. Purposes of Agreement. Manufacturer is engaged in the manufacture, sale and distribution of ice cream products manufactured and sold under the trade name "Ben & Jerry's" and in some cases other names. Distributor is engaged in the manufacture, sale and distribution of various food products including, through its Haagen-Dazs unit, ice cream products sold under the name "Haagen-Dazs" and including ice cream products manufactured by or for others. The use of the term "Distributor" in this Agreement means The Pillsbury Company, including its Haagen-Dazs ice cream operations and any subsidiaries engaged in ice cream operations in the United States (but not including Haagen-Dazs operations as a franchisor). The term "Manufacturer" shall mean Ben & Jerry's Homemade, Inc. and any subsidiaries thereof. At the present time more than half of Manufacturer's products are distributed by Dreyer's, a leading ice cream company in the market and the leading ice cream distribution company in the market, and Manufacturer wishes to diversify the distribution of its Products.

         It is acknowledged by the parties that distribution by Distributor cannot commence in certain respects and areas until and unless a certain distribution agreement between Manufacturer and Dreyer's dated as of January 20, 1987 as amended (the "Dreyer's Agreement") has been either terminated by Manufacturer in accordance with the provisions thereof or appropriately modified so as to permit the distribution by Distributor contemplated hereunder. Distributor and Manufacturer desire to enter into this Agreement setting forth the mutual rights and responsibilities of the parties with respect to the distribution, resale and promotion of Products (as defined) of the Manufacturer through the distribution system of the Distributor, being the Distributor's owned and operated distribution system except where otherwise expressly provided. The parties agree that such distribution will thereby achieve efficiencies in the distribution of Products of the Manufacturer, without causing an increase in the resale prices of such Products to retailers, and will achieve efficiencies/economics of scale in the distribution of products of the Distributor, through economies of scale that result from putting the additional volume of Products of the Manufacturer through the Distributor's distribution system. The parties further agree that such efficiencies and economies are, through the pricing and rebate provisions of this Agreement, being economically shared by the parties, all to the mutual best interest of the parties. Reference is made to an Exhibit dated the date hereof outlining in summary form the annual profit improvement for the Manufacturer which, is expected to be achieved, such Exhibit being a non-binding Exhibit referenced solely to show the contemplation of the Manufacturer. It is expressly understood that such Exhibit does not constitute any warranty or representation or promises by the Distributor. The parties also intend that the implementation of the efficiencies contemplated by this Agreement should expand the ice cream products available in the marketplace and will thereby assist consumers in selecting ice cream products from time to time at retailers, all of which products, including Manufacturer's Products and Distributor's products, will be in competition with one another.

         "Best efforts" as used in this Agreement means commercially reasonable use of available resources to accomplish the specified objectives or, in some cases, the overall objective, of this Agreement.

         2.       Distribution.

         2.1. Appointment of Distributor. Subject to all of the terms hereof, Manufacturer hereby appoints Distributor as a non-exclusive distributor for the Products in the Distributor Territory within the United States as set out in
Schedule 2A (the "Distributor Territory"), which Distributor Territory may be changed by mutual written consent of the parties.

         The Products distributed by Distributor hereunder include (i) Ben & Jerry's brand items which are pints, quarts, half gallons, single serve and including bulk sizes of ice cream, frozen yogurt, sorbet, novelties and other sub-zero frozen desserts manufactured by the Manufacturer and (ii) such other brand ice cream, frozen yogurt, sorbet, novelties and other sub-zero frozen desserts of other persons as are involved in a significant relationship with Manufacturer (other than simply a distribution relationship) as may be designated by Manufacturer from time to time, all as set forth in Schedule 2B as supplemented or revised by Manufacturer from time to time with reasonable written notice to Distributor (collectively, the "Products").

         Subject to all of the terms hereof, Distributor accepts such appointment and agrees to use its best efforts to distribute, resell, and deliver the Products (and with a minimum drop amount of no greater than 3? gallons) in all flavors and sizes to all types of retail stores and all other types of accounts in this Distributor Territory (except with respect to certain channel limitations set forth in Section 2.3) and to promote the Products in accordance with the terms of this Agreement throughout the Distributor Territory.

         In accordance with the foregoing, Distributor will use its best efforts to meet the distribution performance standards set out in Schedule 2C, and with such updates and revisions as shall be agreed at least annually with respect to each ADI or other market area (the "Performance Requirements"). It is understood that the Distributor is responsible for meeting the Performance Requirements on an annual basis on a market by market basis within the Distributor Territory for the Distributor Territory served directly (and if expressly applicable under Section 2 of this Agreement, geographic areas within the Distributor Territory served indirectly, by using subdistributors which are commonly referred to by Distributor as "internal subdistributors").

         The performance goals, i.e. annual business plan volume, etc. (the "Performance Goals") for any given calendar year, determined as provided below, shall include the performance matters referred to in the immediately preceding paragraph that the Distributor reasonably should be expected to achieve in the Distributor Territory for such year and shall be determined by taking into account (a) the Performance Goals for the immediately preceding year, (b) actual performance of the Distributor during the immediately preceding year, (c) any events or situations out of the ordinary that have occurred in the immediately preceding year or are reasonably expected to occur in the marketplace in the following year, which affected or would reasonably be expected to affect Distributor's performance, and (d) any reasonably reliable market performance data for the various markets in which the Distributor and such other distributors distribute substantially the same products of the Manufacturer.

         The Performance Requirements and the Performance Goals for each calendar year commencing 2000 shall be proposed no later than October 1 of the preceding year by Manufacturer, after prior consultation with Distributor, and thereafter shall be the subject of good faith negotiations by the parties. In the event the parties fail to reach agreement by October 15 in any year on the Performance Requirements and Performance Goals for the next calendar year, then the Performance Requirements and Performance Goals for the next calendar year shall be determined by the averaging of the Performance Requirements and Performance Goals for the top four (other than those to be applicable under this Agreement) of the major national markets used by the Manufacturer for distribution, planning and operational purposes provided that, as to 1999, the parties commit to reach agreement on the 1999 Performance Requirements and Performance Goals (which may not cover a full 12 months) by no later than October 15, 1998, and failure of the parties to reach agreement on the 1999 Performance Requirements and Performance Goals by said date shall constitute "Cause" under Section 8.3.

         Failure by the Distributor to achieve the Performance Requirements shall not entitle the Manufacturer to a claim for damages against the Distributor, but may entitle the Manufacturer to terminate for Cause under
Section 8.3. Failure to achieve the Performance Goals shall not constitute Cause except as provided in the preceding sentence with respect to reaching an agreement by October 15, 1998.

         Within ten days prior to the commencement of resale of the Products, pursuant to the Transition Period provisions of Section 2.10, the parties agree that the Products will be available in appropriate quantities in Distributor's warehouses.

         Distributor confirms that it will, except as otherwise specified in this Agreement, use its best efforts to follow Manufacturer's general distribution policies (the "Distribution Policies") as now in effect and as reasonably amended for application to Manufacturer's distributors generally upon reasonable written notice to Distributor (See Schedule 2D for the Distribution Policies as in effect for the Distributor on the date hereof.)

         2.2. Accounts. Subject to Section 2.3, it is agreed that Distributor Territory will include, for all Products except bulk, any and all channels and all retail outlets, including, but not limited to, supermarkets, A and B stores/supermarkets, military bases, food service accounts and concession areas, Distributor owned push carts and bunker promotions in supermarkets, convenience stores, Mom and Pops and specialty food stores and club stores (on a consignment basis as provided below). Distributor will establish, maintain and operate company-owned and operated trucks, warehouse and related assets as necessary to obtain the distribution coverage needed to carry out Distributor's obligations to distribute the Products. Distributor will sell the Products to accounts whether or not the account wishes to purchase any other products distributed by Distributor.

         Distributor agrees that it will not knowingly, directly or indirectly, through independent distributors or otherwise, sell, market or distribute the Products to any person outside the Distributor Territory or for sale outside the Distributor Territory.

         2.3. Sales in Distributor Territory and Authorized Accounts; Smaller Class of Trade Channel; Food Service Accounts. In the geographic markets within the Distributor Territory set forth on Schedule 2.3, Distributor shall distribute to the "Supermarket Channel" (which shall mean A and B supermarkets and stores with three cash registers or more) and not to the "Smaller Class of Trade" (meaning convenience stores, Mom & Pops and the like, other than convenience store chains), which Smaller Class of Trade channel in such geographic markets are being handled by other distributors of the Manufacturer pursuant to Manufacturer's decision that such arrangement is in the best interest of its marketing program.

         With respect to distribution of Food Service (which shall include novelties that are also distributed as provided in Section 2.2 above and bulk) which shall consist of sales to non-grocery channels, including, but not limited to, concessionaires, captive accounts, institutional accounts, restaurants and the like and shall also include such scooping venues (other than franchises) as may be established from time to time by the Manufacturer, the Distributor shall sell to such Food Service accounts as the Manufacturer may reasonably designate from time to time. It is understood that there may be changes in the Manufacturer's designation of Food Service accounts which are to be handled by the Distributor, and the parties agree to reach reasonable accommodations in order to realize the potential for sales of the Products to Food Service accounts.

         Distributor agrees to distribute only to the authorized types of accounts in the Distributor Territory in accordance with this Agreement, including Sections 2.3 and 2.4. In order to carry out the provisions of this Agreement, Distributor will abide by and, where applicable, impose these "account" or "channel" contractual restrictions on all the persons distributing Products under this Agreement except when otherwise authorized in writing by the Manufacturer. Nonetheless, in the event that the Products are made available to a non-permitted account, Distributor agrees to use its best efforts to remedy the situation. Distributor, consistent with applicable law, will use its best efforts to terminate any distributor or other person who continues to sell unauthorized accounts. It is understood that the best efforts obligations of Distributor with respect to the channel/customer limitations under this Section
2.3 are to use best efforts, consistent with law, in enforcing such customer restrictions under this Section 2.3 and Section 2.2 and that Distributor shall not be liable to the Manufacturer for any unauthorized sales or resales by the other distributors as long as Distributor has not authorized any sales by other distributors in derogation of the rights retained by the Manufacturer.

         2.4. Distribution to Franchisees, etc. Distributor agrees to supply the Products, including bulk, to Manufacturer's franchised, licensed and company-owned scoop shops in the Distributor Territory on a drayage basis. Distributor understands that Manufacturer's franchise agreements require it to serve franchise customers first in the event of product shortage. Distributor will receive a handling fee per item delivered as established by Manufacturer, that fee currently being [ * ] per 2-1/2 gallon bulk tub and [ * ] per sleeve of pints and miscellaneous boxed goods, with [ * ] of the freight to the Distributor to be the responsibility of Distributor. The parties agree to meet and review the appropriateness of these fees at least annually.

         2.5. No Exclusive Rights. Before Manufacturer grants any other person a right to distribute the Products in the Distributor Territory, Manufacturer shall first give not less than 90 days prior written notice to Distributor and shall consult with Distributor. Before Distributor commences the distribution of any ice cream products of another person not being distributed by Distributor on the date hereof, Distributor will give Manufacturer not less than 90 days prior written notice and will consult with Manufacturer.

     * This confidential portion has been omitted and filed separately with the Commission

         2.6. Distributor's Directly Owned and Operated Distribution System. It is understood that in the Distributor Territory Manufacturer shall sell the Products to Distributor for distribution through Distributor's directly owned and operated distribution system, including trucks and personnel, and with a small percentage distributed by subdistributors of the Distributor (referred to by Distributor as "internal distributors"). Distributor agrees that its maximum resale prices on Products resold to the "internals" will not exceed [ * ] (weighted average) above the prices paid by Distributor for such Products to the Manufacturer under the first paragraph of Section 9.1. The parties agree that, if the size of Distributor's owned and operated distribution system increases, the parties will discuss whether Manufacturer shall sell its Products to Distributor's owned and operated distribution system in additional areas not now included in Distributor Territory.

         2.6.1. Distributor acknowledges that it has been informed that in the geographic area listed on Schedule 2.6.1 Manufacturer shall sell or may sell the Products to independent distributors who may be the same persons who are purchasing products of Distributor from Distributor as distributors taking delivery from the Distributor at such distributor's warehouse (referred to by Distributor as "external distributors"). Distributor agrees that in any such market area Manufacturer may use other direct distributors or, subject to reaching mutual agreement between the parties, may sell Products to Distributor which shall then use its best efforts to resell to such persons who act as such "external distributors" for Distributor. In this connection it is understood that Distributor will use its best efforts to assist Manufacturer in concluding distribution agreements with such externals and during the Transition Period shall provide distributor management without a fee and, if requested by Manufacturer thereafter, for a fee of [ * ] of the purchase prices of such Products by such externals, or as otherwise mutually agreed between the parties. In the event that the Manufacturer is not able to conclude distribution agreements with one or more of the external distributors on Schedule 2.6.1 with respect to areas outside the Distributor Territory, as a result of Dreyer's not distributing Products of the Manufacturer in such areas, then Distributor agrees to use its best efforts to purchase Products for resale to such "external distributors" for distribution by such external distributors in the specified areas.

         2.7. Supply of Products for Distribution. Manufacturer agrees to use its best efforts to make the Products available to Distributor hereunder F.O.B. Manufacturer's plants in Vermont, in such quantities and flavor assortments as Distributor may reasonably require, subject only to Manufacturer's right, if reasonably required by force majeure or other unforeseen circumstances affecting production delays (subject to any priority contractually required by the franchise agreements referred to above) to allocate Products between all distributors and franchisees, including Distributor and Manufacturer's other distributors (independent or company-owned) in this country or those buying for distribution in foreign countries. Distributor shall purchase on full pallet basis (or on a split pallet basis with a picking charge), one flavor per pallet and on half-trailer load minimum basis.

     * This confidential portion has been omitted and filed separately with the Commission

         2.8. No Discrimination. In order to ensure that competition for the Products and products of the Distributor is vigorous, Distributor agrees that all incentive, commission or other compensation programs or benefits for its route salesmen or other sales and sales-type employees and other employees involved in the distribution function up through the level of Regional Vice Presidents of Distributor shall have incentive/commission/compensation/benefit terms relating to distribution of the Products of the Manufacturer that are at least equal to those relating to distribution of products manufactured by Distributor or other products distributed by Distributor and that the instructions to and conduct of the Distributor's personnel in the Distributor Territory shall be implemented so as not to discriminate, directly or indirectly, against distribution of the Products of the Manufacturer. Notwithstanding the foregoing, in the event that Manufacturer, Distributor or another manufacturer of frozen dessert products carried by the Distributor has a time-limited special incentive program on certain items, there can be special incentive commission on similar arrangements for Distributor's personnel for the limited duration of such programs, with 30 days written notice to the Regional Vice Presidents of Distributor, that will not be considered to be a violation of this Section 2.8.

         2.9. Co-distribution, etc. As to all ADI's within the Distributor Territory where Distributor distributes products directly (or through independent distributors and subdistributors, if and where so permitted by the express terms of this Agreement) and where Manufacturer may be selling to other distributors, Distributor will be co-distributors with Manufacturer's other distributors, and, as between the Manufacturer and Distributor, Distributor will not commit any material unfair trade practices as to such other distributors or attempt to unlawfully interfere with their customers, and Manufacturer, when acting as a distributor, will not commit any material unfair trade practices as to Distributor or attempt to unlawfully interfere with Distributor's customers, it being understood that neither Distributor nor Manufacturer shall be responsible for actions taken or not taken by any of the other distributors or subdistributors used by them.

         2.10 Transition Period. Distributor acknowledges that Manufacturer's ability to sell certain products within the definition of Products to
Distributor, and therefore the effective implementation of the transactions contemplated by this Agreement, is, to the extent Dreyer's has exclusive rights, conditioned upon and subject to either or a combination of (i) Manufacturer's termination of the Dreyer's Agreement without cause by notice given not later than September 1, 1998 (except as to the New York Territory as defined in the Dreyer's Agreement) or (ii) a modification thereto consistent with Section 2 of this Agreement as to the Distributor Territory (or portions thereof) so as to permit the distribution contemplated by this Agreement. In other areas or with respect to certain products within the defined Products, Dreyer's has only non-exclusive rights under the Dreyer's Agreement and Manufacturer may appoint Distributor as an additional distributor, pursuant to the provisions of the Dreyer's Agreement.

         In this connection, the parties acknowledge that it is not certain under the Dreyer's Agreement whether notice of termination without cause as to the New York Territory (as defined therein) may be given prior to December 31, 1998 but that Manufacturer has the right to make Dreyer's rights in said New York Territory non-exclusive upon not less than 90 days notice. Accordingly, this Agreement does not provide for sales of Products to Distributor for resale in said New York Territory prior to the effective date of termination as to the New York Territory, except following 90 days written notice given by the Manufacturer to Dreyer's making Dreyer's rights in the said New York Territory non-exclusive.

         Upon the giving of notice of termination by Manufacturer without cause under the Dreyer's Agreement (not including the New York Territory), Dreyer's rights under the Dreyer's Agreement are or become non-exclusive, unless Dreyer's elects to give notice to retain its exclusivity (in which event Manufacturer plans to give notice to Dreyer's to shorten such exclusivity to a period of not more than 90 days, as permitted under the Dreyer's Agreement). Accordingly, Distributor agrees to use its best efforts to commence distribution of the Products on such date not later than the date or dates in the various areas within the Distributor Territory that Dreyer's rights are or have become non-exclusive in such areas, it being understood that the parties will reasonably cooperate to select a date or dates which are appropriate to carry out the objectives of this Agreement. In any event, Distributor agrees that it shall fully implement distribution of the Products in the Distributor Territory by March 1, 1999, provided that it has received six months prior written notice or such lesser notice which is reasonable in the judgment of the Distributor in terms of the time needed for Distributor to gear up with respect to any market in question.

         The parties each agree to use best efforts to take all planning and action in the Transition Period in order to carry out the purposes of this Agreement, and in particular to avoid any hiatus or dislocation in the marketplace for the availability of the Products as a result of Manufacturer's election to shift certain distribution of its Products from existing distributors to the Distributor as provided in this Agreement.

         2.11. Regular Performance Meetings. The parties agree that executives of the parties who are not involved in the day-to-day distribution operations hereunder shall meet at least four times a year to discuss operations under this Agreement with the intent to resolve issues of performance before they become potentially major items and consider changes to meet changing market conditions. Such meetings will be at a place selected by one party for the first meeting and then at a place selected by the other party for the second meeting, etc., or at such other places as shall be mutually agreed. The parties agree that these meetings are an important part of this Agreement.

         3. Marketing and Sales. Manufacturer shall be responsible for marketing of the Products in accordance with the provisions of this Agreement, subject to the following:

         3.1.   Manufacturer  and  Distributor   shall  regularly   exchange  by
electronic  means  any  information   necessary  to  the  performance  of  their
respective responsibilities and roles hereunder.

Manufacturer will receive from Distributor data provided through the standard UCS 867 product transfer/resale set. The data, provided weekly, will include customer name and general location (but without an actual address), delivery date, quantity, item code/description, price and allowance. Each party will cooperate and Ben & Jerry's will use its best efforts to be able to receive and transmit data through the standard UCS 867 protocol as soon as practicable.

         3.2. Manufacturer will be responsible for the generation and [ * ] of the cost of the following: all print, radio, tv or other media advertising placed by the Manufacturer and all consumer promotions, i.e., scoop trucks, marketing events, community events and slotting. Each party shall promptly pay, subject to the following provisions, [ * ] of the cost of all trade promotions on the Manufacturer's Products, which shall not include the foregoing items in the previous sentence, but shall include off-invoice, retailer ads, retailer display specials, bunker programs, etc. and other trade promotional techniques which may be used in lieu of such conventional trade promotions. So long as each party's cost of trade promotions on the Manufacturer's Products does not in the aggregate exceed for all markets in the Distributor Territory [ * ] on pints, quarts and half gallons per gallon per year, the Distributor shall pay its [ * ] share of such trade promotions, without any requirement for consent by Distributor. With respect to the second category of trade promotions that would in the aggregate exceed for all markets [ * ] per gallon per year for each party's [ * ] share of trade promotions, the parties must mutually agree on the promotion, in the event of which agreement the cost of the trade promotion shall be shared on a [ * ] basis, provided that, in the event the parties do not mutually agree on a trade program in this second category, then the Manufacturer may require such trade promotion to be carried out as directed, but with [ * ] of the cost of such trade promotion being the responsibility of Manufacturer, it being understood that Manufacturer shall first be required to send a notice to Distributor committing to such [ * ] cost responsibility. It is understood that the provision of [ * ] per gallon on pints, quarts and half gallons per year will be subject to appropriate adjustment in the event of a meaningful change in market conditions for promotion of Manufacturer's Products. All credits or other payments necessary to carry out the provisions of this Section 3.2 shall be made by the parties on a monthly basis, and any adjustment necessary to "true up" the amounts shall be made on a quarterly basis, with the final adjustment promptly after the end of each calendar year.

         3.3. It is understood that, unless otherwise agreed, Manufacturer's sales representatives shall make presentations and sales calls to Supermarket Channel (three cash registers or more), convenience store chains, national accounts, restaurants, and any other accounts designated by Manufacturer following reasonable notice to Distributor as to presentations and sales calls in the Distributor Territory, provided that Distributor personnel in the distribution system may accompany Manufacturer's personnel, unless inappropriate in Manufacturer's judgment, to assist in the effective promotion of the Products through the distribution system. With respect to other accounts which are to be sold by Distributor under this Agreement, including convenience stores (other than convenience store chains) and Mom & Pops, Manufacturer has determined that it would be most efficient for sales calls to be made by Distributor personnel at the direction of the Manufacturer. In addition, all promotions on the Products must be only those authorized by the Manufacturer, prior to offering these to accounts.

     * This confidential portion has been omitted and filed separately with the Commission

         4. Social Mission Activities. Distributor recognizes that in taking over the distribution of the Products of the Manufacturer in the Distributor Territory it is succeeding to the benefit of the image and reputation of the Products and the Manufacturer that has been created in the Distributor Territory, including that part of the image and reputation related to the Manufacturer's approach to marketing activities, including among other things, community oriented events, promotions or benefits and Manufacturer's Social Mission, as set forth in Schedule 4. Distributor acknowledges its responsibility to maintain and sustain that image and reputation in Distributor activities as a distributor of the Manufacturer in the Distributor Territory, including the obligations set forth in Section 4.1 hereof.

         4.1. Distributor shall use its best efforts to integrate into its business of distributing the Products of Manufacturer hereunder a reasonable number (given the size of Distributor's operation) of socially responsible activities which are not inconsistent with those activities and programs which Manufacturer conducts to implement its social mission, as described in Manufacturer's Annual Report for 1997 and other Manufacturer's materials attached as Schedule 4.1 and as reasonably updated from year to year by Manufacturer upon reasonable notice to Distributor. The Manufacturer acknowledges that the activities of the Distributor set forth in Schedule 4.2 are examples of such socially responsible activities. It is understood that, in completing the Questionnaire furnished under Schedule 4.1 on an annual basis, Distributor shall be entitled not to respond to the extent that the response would include confidential business information of Distributor. Material failure by Distributor to identify and implement such socially responsible activity from time to time, after notice of such failure, in reasonable detail, from Manufacturer and 90 days cure period, shall, unless reasonably cured by Distributor in said cure period, constitute Cause under Section 8.3. It is understood that such socially responsible activity will be part of the annual Performance Goals under Section 2.1 which shall then become part of the Performance Requirements.

         5.       Delivery; Other Services.

         5.1. Distributor shall be responsible for delivery of the Products and shall provide the same delivery service and care it provides for its own products, including service (such intervals in the week as is necessary, given the retail outlet, to exploit the market potential) for all types of accounts, products rotation, correct flavor assortment, proper display and pricing of product, removal of damaged product (provided that in the event that Product is required to be removed pursuant to a decision of the Manufacturer, such as discontinuance of a slow moving item, the Distributor shall be solely entitled to credit for the purchase price previously paid for such Product), assurance of adequate back stock where allowed and display of merchandizing materials in and around the freezer case. Distributor also agrees to comply with Manufacturer's general service standards for distributors as set forth in the Distribution Policies referred to above and including those in Section 5.2 below.

         These services will be provided by Distributor where Distributor delivers its own products. To the extent that the Products are expressly permitted by this Agreement to be delivered by independent distributors (or subdistributors) used by Distributor, Distributor will exercise best efforts to cause such independent distributors (or subdistributors) to provide delivery service and care of the Products as aforesaid but shall in no event be liable to Manufacturer for any act or omission in respect thereof by any such distributor. However, in the event that such independent distributors (or subdistributors) do not provide such delivery and care of the Products, Distributor will take action to correct the deficiency or appoint other distributors (or subdistributors) to provide the required delivery and care of the Products.

         5.2. Temperature/Handling. All Products of the Manufacturer must be stored at -15 degrees F. The Products may at no time in the channel of distribution go above -10 degrees F under this Section 5.2 and as provided in the Distribution Policies of Manufacturer. In the event Manufacturer determines that Products is being handled at improper temperatures, Manufacturer reserves the right to insist that Product be destroyed if quality of such Product is affected and at any time and Distributor will remain responsible for payment for the destroyed Products.

         Manufacturer understands and requires that Distributor's form of market delivery is direct store delivery, and each of the Manufacturer and Distributor agrees to use its best efforts to convert the warehouse distribution to Giant stores to DSD.

         6. Other Distribution by the Distributor. Subject to the foregoing, Distributor reserves the unrestricted right to sell products (other than the Products purchased from the Manufacturer) to anyone within or without the Distributor Territory; however, in accepting appointment as Manufacturer's distributor hereunder, Distributor agrees to use its best efforts in enthusiastically expanding the sales volume of the Products and their position in the case throughout the entire Distributor Territory.

         7. Relationship of Distributor and Manufacturer. The relationship of Distributor and Manufacturer with respect to sale and purchase of Products is that of distributor (purchaser) and manufacturer (seller), and nothing in this Agreement shall be construed to create any agency or partnership or any other relationship, except as set forth herein.

         Neither Distributor nor Manufacturer shall have, nor shall either represent itself as having, any right, power or authority to create any contract or obligations, either express or implied, on behalf of, in the name of, or binding upon the other party, or to pledge the other's credit or to extend credit in the other's name unless the other party shall consent thereto in advance in writing. Without limitation of the foregoing, Manufacturer shall not make any representation concerning Distributor or use of Distributor name in Manufacturer's marketing and sales effort without Distributor's advance written approval. Manufacturer does have the right without prior approval of Distributor to inform the trade that the Products are being distributed through the Distributor's system, and as is necessary to carry out the purposes of this Agreement. Without limitation of the foregoing, Distributor shall not make any representation concerning Manufacturer or use of Manufacturer's name in Distributor's marketing and sales effort without Manufacturer's advance written approval. Distributor does have the right without prior approval of Manufacturer to inform the trade that the Products are being distributed through the Distributor's system, and as is necessary to carry out the purposes of this Agreement.

         8.       Term; Termination.

         8.1 Term. The term of this Agreement shall start as of the date hereof, subject to the provisions of Section 2.10 pertaining to the Transition Period, and shall continue until October 1, 2002, and thereafter for an indefinite period, unless in any case sooner terminated pursuant to the terms of this Agreement or by mutual agreement.

         8.2. Termination Without Cause. This Agreement may be terminated by Distributor without cause on not less than 12 months prior written notice to Manufacturer given to Manufacturer after October 1, 2002, and may be terminated by Manufacturer without cause at any time on not less than five months prior written notice to Distributor provided that, in the event that such termination by Manufacturer occurs prior to October 1, 2002, Manufacturer shall pay the amount of undepreciated tax book value of the Distributor for assets invested in the distribution system under this Agreement, all as set forth on Schedule 8.2. In the event that there is a Change of Control of Manufacturer in a manner deemed to be "hostile" by the Board of Directors of Manufacturer prior to said Change in Control (it being understood that said Board of Directors shall have sole and conclusive authority to make such determination as to whether the change is "hostile" for purposes of this Agreement), then Manufacturer shall be required to give not less than 24 months written notice instead of five months written notice in order to terminate this Agreement without cause under the
Section 8.2.

         During the termination notice period under Section 8.2, the following additional obligations set forth in this Section shall apply.

         In the event of termination hereunder by Distributor without cause, Distributor shall be obligated, during the twelve (12) months' notice period, to continue to purchase Products from Manufacturer for resale and use its best efforts to distribute in each market in the Distributor Territory listed in
Schedule 2A where Distributor was a distributor hereunder immediately prior to the termination notice. In connection therewith, Distributor shall distribute suchProducts in compliance with the Performance Requirements in each such market area, which if not agreed specifically shall be the Performance Requirements in effect during the comparable period in the prior year.

         Provided, however, that the Manufacturer may, upon 30 days' written notice to Distributor after Distributor has given notice of termination without cause, elect to shorten the 12-month notice period to a shorter period (but not less than five months), in which event Distributor's performance obligation for the 12-month notice period set forth above shall be prorated to such shortened notice period.

         Manufacturer shall not be obligated to appoint additional distributors in any area during any termination notice period. The above obligations upon termination shall only apply to the market area or areas in which the termination is effective and shall be interpreted accordingly.

         In the event that Distributor fails to comply in a material respect in a market (as defined above) with the Performance Requirements during the termination notice period, this failure shall constitute Cause justifying termination by the Manufacturer under Section 8.3 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.3, including any cure period in which to cure such default that would otherwise be applicable under Section 8.3), or, alternatively, Manufacturer shall have the right to shorten the termination notice  period  to a  shorter  period  (but not  less  than 30  additional  days
following  the  date  of  the  Manufacturer's   notice  to  shorten  under  this
paragraph).

         8.3. Termination for Cause. Either party may at any time terminate this Agreement, either entirely or as to a particular affected portion of the Distributor Territory only, upon sixty (60) days' written notice to the other for failure of the other party to comply with any of the terms set forth herein (which terms shall include the Distributor's failure to satisfy the Performance Requirements for Products to be purchased by Distributor for any year, after the first year ending September 30, 1999) in any material respect, which shall also have a material adverse effect on Distributor's distribution performance in the Distributor Territory or on the affected area(s) within the Distributor Territory as the case may be ("Cause"), unless such default shall have been reasonably cured to the satisfaction of the other party within sixty (60) days after receipt of such written notice specifying the failure in reasonable detail. The failure of Distributor to continue DSD as the method of distribution hereunder shall be deemed to be "Cause", entitling Manufacturer to give Distributor the 60 day written notice as specified in this Section. An "affected portion" of the Distributor Territory shall be any of the markets within the Distributor Territory that are specified in Schedule 2A.

         8.3.1. If Manufacturer notifies Distributor with reasonable specificity that a particular account or group of accounts in a specific market in the Distributor Territory is not, in the reasonable judgment of Manufacturer, receiving appropriate distribution (i.e. in accordance with the Performance Requirements, as in effect for the applicable period); Distributor shall endeavor to correct the problem. If following sixty (60) days from such notice, Manufacturer is not, in its reasonable judgment, satisfied that the problem has been corrected, Manufacturer may propose a solution. If within a reasonable period (generally thirty (30) days), Distributor agrees to implement such solution and if Distributor in fact implements such solution, such notice shall be of no further effect. If Distributor does not so agree to implement such solution or does not in fact implement such solution, Manufacturer shall have the right to terminate Defendant's distribution rights to such account or group of accounts.

         8.4. Termination Upon Change in Control. Upon a Change in Control (as defined below) of the Distributor, the Manufacturer may terminate this Agreement upon 90 days notice, and upon a Change in Control (as defined) of Manufacturer, Distributor may terminate this Agreement upon 180 days notice, in each case given at any time within the 90 day period following the Change in Control of the other party. The provisions of this Section 8.4 shall be in addition to the provisions of Sections 8.2 and 8.3.

         A "Change of Control" of a party for purposes of this Agreement shall mean the earlier to occur of: (i) an announcement by any person of an acquisition of a party's securities or other transaction with respect to beneficial ownership of a party with respect to either, (x) the acquisition of 50% or more of a party's voting securities or (y) the merger or consolidation of a party with another entity in which the shareholders of such party would not, immediately after the merger or consolidation, own at least 50% of the voting securities of the entity issuing the cash or securities in the merger or consolidation, or (ii) the sale of all or substantially all of the assets of a party, including with respect to Distributor, a sale of all or substantially all of the Haagen-Dazs business (other than the Haagen-Dazs franchise business); provided, however, that an internal corporate restructuring of the Distributor or Diageo PLC in which the Haagen-Dazs business becomes a different division or entity within the Distributor or Diageo PLC, without a Change of Control of the Distributor (or Haagen-Dazs or Diageo PLC) otherwise taking place, shall not by itself constitute a Change of Control.

         Notwithstanding the foregoing provisions of the definition of "Change in Control", a Change in Control of Manufacturer will not be deemed to have occurred solely because of the acquisition of securities of Manufacturer by members of executive management or the Board of Directors of Manufacturer or by an employee benefit plan maintained by Manufacturer for the benefit of employees or by officers or directors or their "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Act) or members of their family (or trusts for their benefit).

         8.4.1. In the event of termination hereunder by Distributor for Change in Control of the Manufacturer under Section 8.4, Distributor shall be obligated, during the 90 days' notice period, to continue to purchase Products from Manufacturer for resale and use its best efforts to distribute in each market in the Distributor Territory listed in Schedule 2A where Distributor was a distributor hereunder immediately prior to the termination notice. In connection therewith, Distributor shall distribute such Products in compliance with the Performance Requirements in each such market area, which if not agreed specifically shall be the Performance Requirements in effect during the comparable period in the prior year.

         In the event that Distributor fails to comply in a material respect in a market (as defined above) with the Performance Requirements during the termination notice period, this failure shall constitute Cause justifying termination by the Manufacturer under Section 8.3 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.3, including any cure period in which to cure such default that would otherwise be applicable under Section 8.3), or, alternatively, Manufacturer shall have the right to shorten the termination notice  period  to a  shorter  period  (but not  less  than 30  additional  days
following  the  date  of  the  Manufacturer's   notice  to  shorten  under  this
paragraph).

         8.5. In addition to the applicable provisions of Sections 8.2 and 8.4 above with respect to certain termination notice periods, Distributor agrees to continue to use its best efforts hereunder during all applicable termination notice periods under this Agreement to distribute the Products of the Manufacturer and to preserve Manufacturer's shelf position for the replacement distributor(s) selected by the Manufacturer upon any termination of this
Agreement in each market in the Distributor Territory listed in Schedule 2A where Distributor was a distributor hereunder immediately prior to the termination notice. In connection therewith, Distributor shall continue to distribute such Products in compliance with the Performance Requirements in each such market area (as defined above) during the applicable termination notice periods, which, if not agreed specifically, shall be the Performance Requirements in effect during the comparable period in the prior year. In the event that Distributor fails to comply in a material respect in a market (as defined above) with the Performance Requirements during the termination notice period in effect under the applicable section of this Agreement, this failure shall constitute Cause justifying termination by the Manufacturer under Section
8.3 of this Agreement, effective immediately upon written notice to Distributor (notwithstanding any contrary provision in Section 8.3, including any cure period in which to cure such default that would otherwise be applicable under
Section 8.3), or, alternatively, Manufacturer shall have the right to shorten the termination notice period to a shorter period (but not less than 30 additional days following the date of the Manufacturer's notice to shorten under this paragraph). Upon any termination of this Agreement, all materials and other data submitted to Distributor by Manufacturer and still in Distributor possession shall be returned to Manufacturer and Distributor shall not use the contents thereof.

         8.6. Post Termination Obligations. Upon the termination of this Agreement by Manufacturer or by Distributor, Distributor shall return, and Manufacturer agrees to repurchase all Products (other than unsaleable Products) at Distributor's original purchase price or in the event of Products close to out-of-code at the appropriate discount from such original purchase price, all in accordance with the industry standards, plus [ * ] of the applicable reasonable return shipping charges or, at Manufacturer's option (exercisable by written notice to Distributor), Distributor shall have the right to sell or liquidate in the Distributor Territory in a manner reasonably acceptable to the Manufacturer its then-current inventory of Products, but not including unsalables in accordance with the provisions of this Agreement. For the purposes of this provision, "unsalables" means damaged or out-of-code Products which shall be destroyed. All amounts due for Products sold to Distributor and all other amounts due under Sections 3.2 and 9 and any other provisions of this Agreement shall be immediately due and payable. Nothing in this Section shall affect either party's obligations to the other upon termination, including any claims for damages.

     9. Prices for Products; Payment Terms; Resale Prices; Related Matters.

         9.1. Prices Payable By Distributor. Manufacturer agrees to sell the Products at the prices determined by Manufacturer from time to time (Manufacturer's regular Distributor Prices), which shall initially be as set forth on Schedule 9.1 attached, F.O.B. Manufacturer's plants in Vermont, with freight arranged by Manufacturer (or as requested by Distributor) using its reasonable efforts to obtain the best possible freight charge available and reimbursed by Distributor. Freight shall be split [ * ] between the parties, payable within 21 days after receipt of the freight bill by the party obligated by this Section to make such [ * ] reimbursement to the other party. Manufacturer may change prices to the Distributor when it changes price to its other distributors (absent unusual geographic market conditions), upon not less than reasonable notice to Distributor which shall normally be not less than 30 days.

     * This confidential portion has been omitted and filed separately with the Commission

         9.1.1. Rebate. Distributor will pay a rebate to Manufacturer based upon the volume of Products sold by Distributor in the Distributor Territory per the Rebate Schedule defined in Section 9.1.2. The basic rebate rate of [ * ] based on the Distributor's monthly sales of all Products to all customers will be paid monthly in arrears 18 days after the end of the month via Electronic Funds Transfer (EFT) [EDI transaction type 820]. Adjustments for a greater or lesser rebate based upon volume will be made at the end of the fourth calendar quarter. The adjustment will be made based upon the cumulative volume of Products sold and the rebate schedule in Section 9.1.2. Distributor and Manufacturer will mutually agree upon the applicable seasonality percentages. Distributor will make required adjustment payments within 18 days after the end of the month via Electronic Funds Transfer (EFT).

         9.1.2. Rebate Schedule. The rebate relates to the volume of sales in Equivalent Units (gallons adjusted to a common base taking into account varying package sizes). The Manufacturer and Distributor have agreed upon the Equivalent Units ("EU's") calculation as set forth in Schedule 9.1.2. The cumulative volume will be calculated on a calendar year basis, starting at zero at the beginning of each year. The rebate will be as set forth below:

1. If the total volume of Products sold by Distributor is greater than or equal to [ * ] EU's and less than [ * ] EU's, Distributor will pay a rebate to Manufacturer equal to [ * ] of the total aggregate Net Revenues of Products sold by the Distributor in the Distributor Territory to all customers during that calendar year.

2. If the total volume of Products sold by Distributor is greater than or equal to [ * ] EU's and less than [ * ] EU's, Distributor will pay a rebate to Manufacturer equal to [ * ] of the total aggregate Net Revenues of Products sold by the Distributor in the Distributor Territory to all customers during that calendar year.

3. If the total volume of Products sold by Distributor is greater than or equal to [ * ] EU's and less than [ * ] EU's, Distributor will pay a rebate to Manufacturer equal to [ * ] of the total aggregate Net Revenues of Products sold by the Distributor in the Distributor Territory to all customers during that calendar year.

4. If the total volume of Products sold by Distributor is greater than or equal to [ * ] EU's and less than [ * ] EU's, Distributor will pay a rebate to Manufacturer equal to [ * ] of the total aggregate Net Revenues of Products sold by the Distributor in the Distributor Territory to all customers during that calendar year.

5. If the total volume of Products sold by Distributor is greater than or equal to [ * ] EU's, Distributor will pay a rebate to Manufacturer equal to [ * ] of the total aggregate Net Revenues of Products sold by the Distributor in the Distributor Territory to all customers during that calendar year.

     * This confidential portion has been omitted and filed separately with the Commission

6. Notwithstanding the foregoing items in the Rebate Schedule, the minimum rebate on all sales by Distributor in the Distributor Territory prior to January 1, 2000 will be [ * ].

7. If the total volume of Products sold by Distributor in the Distributor Territory in any calendar year after 1999 and prior to January 1, 2003 is less than [ * ] EU's, other than a short fall below [ * ] EU's attributable to Distributor's failure to satisfy the Performance Requirements and comply with its other obligations under this Agreement or force majeure or other cause not reasonably within the control of either party to this Agreement, the Manufacturer shall be required to transfer new distribution business, in an amount clearly above the shortfall amount, with respect to the Products to be distributed outside the Distributor Territory or with respect to additional Products for distribution within the Distributor Territory. In connection therewith Manufacturer must notify Distributor within 20 days after the end of the calendar year, setting forth in reasonable detail the volumes to be so transferred and the areas to which such volumes relate and must substantially complete the transfer of such additional distribution business of an aggregate amount clearly greater in EU's as the amount of shortfall below [ * ] EU's within not more than 90 days after the end of such calendar year (or such greater period of days as may be necessary solely to comply with any applicable termination notice requirements of contracts between Manufacturer and other distributors that must be terminated or modified to permit such transfers). Failure to so notify and to so transfer the required amount of new distribution business shall constitute Cause for termination under Section 8.3.

         As used in this Section 9.1.2 Net Revenues shall mean Gross Revenues minus returns and allowances for damaged Products.

         9.2. Pricing Economies. Distributor confirms that it is agreeing to pay Manufacturer a portion of the efficiencies or savings to its directly owned and operated distribution system that result from adding the volume of Manufacturer's products through that system. For convenience, the parties have agreed to reflect this payment by Distributor to Manufacturer in this Agreement by an increase in the net prices for the Products payable by Distributor under
Section 9.1 (and its subsections) above Manufacturer's regular net prices to its other distributors and by inclusion in Section 9.5 of a provision for maximum resale prices established by Manufacturer.

     The parties acknowledge that the method they have, for convenience, selected to reflect the sharing of the efficiencies or savings may erroneously be viewed by others as a discriminatory net price charged by Manufacturer to Distributor, when such view is not consistent with the economics of the matter or the intentions of the parties. Accordingly, to eliminate any uncertainty Distributor hereby agrees and confirms that its submission from time to time of any purchase order for Products from Manufacturer shall irrevocably (i) confirm the release of, and constitute a covenant not to sue in respect of, any claim of any kind whatsoever that its payment of such net higher price for the Products covered by such invoice may be in violation of the price discrimination provisions of the Robinson Patman Act and any state price

     * This confidential portion has been omitted and filed separately with the Commission discrimination or unfair competition law and (ii) confirm the release of, and constitute a covenant not to sue in respect of, any claim of any kind whatsoever that its payment of such higher price in respect of any previously submitted purchase order for Products of the Manufacturer may be in violation of the Robinson-Patman Act or any state price discrimination or unfair competition law. Each release and covenant not to sue by Distributor shall remain in effect notwithstanding any inconsistent or contradictory provision in any purchase order or other instrument unless the provisions of this Section 9.2 are expressly terminated by a written amendment to this Agreement.

         9.3. Payment Terms. Payment terms shall be 18 days from the date of Manufacturer's invoice (which shall be the post-marked date of the invoice or any earlier date of facsimile transmission or other delivery to Distributor). Distributor agrees to maintain its internal bill receipt and payment procedures so that it will be able to meet the payment terms in the Agreement, and the parties agree that all payments shall be EFT. It is agreed that these are material terms of the Distribution Agreement. Manufacturer also agrees to notify Distributor of any substantial increase in freight charges before shipment is authorized.

         9.4.  National  Pricing.  Notwithstanding  the foregoing  provisions of
Section 2 or this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate "national" or "regional" pricing agreements with certain accounts (such as airlines or Wal-Mart, to take two examples) where the Manufacturer's distributors, including the Distributor hereunder, continue to sell to such accounts, but this Agreement is modified to the extent necessary to accommodate such national pricing agreements, subject to reaching mutual agreement between the parties in each case. The parties agree to make such necessary amendments to implement agreements reached under this
Section 9.4. In the event that the Distributor does not agree to any such national pricing arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such national pricing arrangement.

         9.4.1. Consignment Sales. Notwithstanding the provisions of Section 2 and this Section 9, it is understood that Manufacturer may, as is common in the food industry, negotiate certain consignment arrangements for sales to club stores or Food Service accounts and Distributor will use its best efforts to distribute the Products to such outlets on a consignment basis, provided that consignment sales shall require the mutual agreement of the parties. In the event that the Distributor does not agree to any such consignment arrangement within 14 days after a reasonably specific presentation of the arrangement to the Distributor, then the Manufacturer shall have the right to arrange for other distribution for such consignment arrangement.

         9.5. Resale Prices. Distributor shall resell at such prices as it may determine, and Manufacturer retains no control over such resale prices provided, however, that such resale prices by Distributor shall not exceed the maximum resale price specified in the formula attached as Schedules 9.5.1 and 9.5.2. It is understood that on the date hereof the maximum resale price specified by Manufacturer does not exceed the resale price at which Manufacturer believes its Products are generally being resold by its largest distributor, it being acknowledged that Manufacturer does not control the resale prices and that, therefore, this belief on the Manufacturer's part is only an estimate.

         9.6. Trade Shows. In addition, Distributor agrees to provide delivery of Products to Trade Shows in the areas in which Distributor is distributing hereunder at no charge, provided that Manufacturer provides the Products and necessary freezers for such shows. Attached is Schedule 9.6, indicating trade shows in which the Distributor participated in 1997 and 1998 (including projected trade shows for the rest of 1998).

         9.7. Credit Line. Distributor shall have a line of credit under this Agreement which shall be established by Manufacturer, and Manufacturer shall have the right, from time to time at its election, to require C.O.D. payment for any Product at any time when outstanding receivables under this Agreement for purchase of the Products (whether or not due) exceed the amount of such credit line. Said credit line shall be available unless Distributor is in breach of a material provision of this Agreement or unless there is a termination of this Agreement or unless Manufacturer determines, pursuant to the exercise of its regular credit policies, that Distributor's financial condition warrants a change in said credit line. Distributor agrees to pay interest on overdue amounts at an annual rate equal to the base rate charged to best commercial customers at Bank Boston (or its successor) from time to time plus [ * ]. Interest shall be payable to Manufacturer on the last day of each month.

         9.8. Most Favored Nation Treatment. In the event that the net margin percentage generated by the Distributor with respect to the distribution of ice cream or other frozen desserts of persons other than the Manufacturer is less than the margin percentage generated by the Distributor with respect to distribution of the Products hereunder, calculated with respect to comparable volumes and term of purchase/distribution agreement and other relevant factors of the distribution purchases, then Manufacturer shall be entitled to an additional rebate in the appropriate amount so that the Manufacturer shall have the benefit of such most favored nation treatment during the period of this Agreement. Manufacturer shall be entitled to an audit, not more than once a year, performed by an independent public accounting firm of nationally recognized reputation of such books and records, including contract terms, of the Distributor, but only to the extent necessary in such firm's professional judgment to perform such audit to determine whether an additional rebate is payable to Manufacturer under this Section with respect to Products purchased by Distributor during not more than the two preceding years before the year in which the audit is commenced (it being understood that pricing/rebate with respect to any given year may not be audited more than once). The expenses of such audit shall be paid by Manufacturer if no additional rebate is due after the audit and shall be paid by the Distributor if an additional rebate is due. The parties agree that the judgment of such firm as to whether an additional rebate is due shall be conclusive.

         10. Compliance with Laws; Quality Control. Each party covenants and agrees, during the term hereof, that it will fully comply with all applicable laws, ordinances, regulations, licenses and permits of or issued by any federal, state or local government entity, agency or instrumentality applicable to its responsibilities hereunder.

     * This confidential portion has been omitted and filed separately with the Commission

         Manufacturer shall be responsible for the quality, including proof of quality and quality control, labeling requirements and truth of labeling, and fitness for human consumption of the Products delivered hereunder. Manufacturer warrants and represents that the Products delivered hereunder (1) are not adulterated or misbranded under the Federal Food Drug and Cosmetic Act, as amended (the "Act"); (2) are not articles which may not be shipped pursuant to Sections 404 or 505 of the Act; and (3) have the shelflives set forth from time to time on Schedule 10, which may be supplemented by Manufacturer with respect to additional items that are added to the Products. Title shall pass upon delivery, F.O.B. Manufacturer's plants in Vermont. Notwithstanding any other provision hereof, the parties understand that loss or damage to the Products during shipment, after delivery F.O.B. Manufacturer's Plant, shall be the responsibility of Distributor.

         10.1. Recall Possibility. In the event the Manufacturer determines to recall or withdraw any of its Products (the "Recalled Products"), Distributor will use its personnel (or a third party retrieval service if Distributor reasonably believes the recall or withdrawal will be achieved faster, at less expense or more efficient) to remove any Recalled Products from accounts to which it had delivered the Recalled Products (and, where it uses any other distributors or subdistributors, will use its best efforts to cause such other persons to do likewise) and shall return (or cause to be returned) to Manufacturer or dispose of Recalled Products as directed by Manufacturer. Distributor shall be reimbursed by Manufacturer for all Recalled Products in the amount of the net purchase price previously paid by Distributor for such Recalled Products and for its reasonable out-of-pocket expenses for using its personnel or third party service to accomplish such recall or withdrawal, including disposal costs, with payments by Manufacturer for Recalled Products being in cash or replacement Products, at Manufacturer's option. In the event of any recall or withdrawal of either party's products, then Manufacturer and Distributor agree to discuss in good faith compensation for losses incurred by the non-recalling party by such disruption.

         11.      Hold Harmless.

         11.1. It is expressly understood and agreed that Distributor shall not be liable for and Manufacturer shall hold Distributor harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a person not a party to this Agreement ("Third Party") arising directly or indirectly out of or in connection with this Agreement caused by Manufacturer's alleged or actual negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by Distributor by reason of any defense to any claims or lawsuits to which Distributor has been named a party.

         11.2. It is expressly understood and agreed that Manufacturer shall not be liable for and Distributor shall hold Manufacturer harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature to a Third Party arising directly or indirectly out of or in connection with this Agreement caused by Distributor's alleged or actual negligence, willful misconduct or contractual breach, including but not limited to any costs, expenses, court costs and reasonable attorneys' fees incurred by the Manufacturer by reason of any defense to any claims or lawsuits to which Manufacturer has been named a party.

         11.3.    Indemnification Regarding Distributors.

         11.3.1. It is expressly understood and agreed that Distributor shall not be liable for and Manufacturer shall hold Distributor harmless from any obligations, claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature (collectively, "Losses") to a person not a party to this Agreement ("Third Party") arising directly or indirectly out of or in connection with Manufacturer's termination, in whole or in part, of its relationship with Dreyer's (to select Distributor as a replacement for some or all of the distribution presently handled by Dreyer's), excluding (a) attorneys fees incurred by Distributor (it being understood that Manufacturer shall select counsel to defend the Distributor with respect to such matters covered by this Section 11.3.1, as provided in 11.3.3 below and that Manufacturer has, in any matter covered by this Section 11.3.1, no option not to defend Distributor in such matter) by reason of any defense to any claims or lawsuits to which Distributor has been named a party and (b) any such Losses caused by the actions or non-actions of the Distributor or of some other person which is not the Manufacturer. It is understood that negotiation and/or signing by Distributor of this Agreement shall not be construed to be an action by Distributor within the meaning of clause (b) of the preceding sentence with respect to any claim by Dreyer's that such signing and/or negotiation constitutes a breach by the Manufacturer of, or tortious interference by Distributor with, the Dreyer's Agreement.

     11.3.2. The provisions of Section 11.3.1 shall apply to any claim within the ambit of said section, and the provisions of 11.1 or 11.2 shall not apply to such claim.

     11.3.3. Third Person Claims. Promptly after a party has received notice of or has knowledge of any claim against it covered by Section 11 by a Third Party or the commencement of any action or proceeding by a Third Person with respect to any such claim, such party (sometimes referred to as the
"Indemnitee") shall give the other party (sometimes referred to as the "Indemnitor") written notice of such claim or commencement of such action or proceeding; provided, however, that the failure to give such notice will not affect the right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the other party has been actually prejudiced as a result of such failure. If the Indemnitor has notified the Indemnitee within (30) days from the receipt of the foregoing notice that it wishes to defend against the claim by the Third Person, then the Indemnitor shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, provided that the assumption of such defense by the Indemnitor shall constitute an acknowledgment of the obligation to indemnify the Indemnitee hereunder. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Indemnitor shall have assumed the defense pursuant to the preceding sentence, provided, however, that counsel for the Indemnitor shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceeding other than claims that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Indemnitor has not assumed the defense of any claim.

         12. Trademarks. Distributor understands and agrees that it has received no right or license, express or implied, to use in any manner the name "Ben & Jerry's" or any other trade name or trademark used or owned by Manufacturer now or in the future without the express written consent of Manufacturer except as set forth herein. Subject to the terms and conditions of this Agreement and to the continuing performance by Distributor of its obligations hereunder, Manufacturer hereby grants Distributor a non-exclusive, non-transferable and personal license to use Manufacturer's trademarks and logos ("Marks") solely in connection with the distribution, display and sale of the Products pursuant to this Agreement. Distributor agrees that such Marks shall be used only in the forms and manners specified and approved in writing in advance by Manufacturer. All rights granted to Distributor under this Agreement with respect to the Marks shall immediately cease and terminate upon the termination of this Agreement. The provisions of this Section shall survive termination.

         13.      [This Section intentionally left blank.]

         14. Scope of Agreement. This Agreement relates only to the distribution of the Products by Distributor. The parties confirm their understanding that no subject, other than sales by Distributor of the Products and the effect of a change in control of each party and the standstill provisions relating to the acquisition of securities or property of a party by the other party and its Affiliates is the subject of this Agreement. No other matters, including without limitation matters relating to pricing of products of the Distributor, production, flavors, timing of products or sales/marketing (except as pertaining to this Agreement) of either party, are covered by this Agreement.

         Confidential Information about a party learned under this Agreement shall not be used during or after the term of this Agreement except for the purpose of this Agreement and, without limiting the foregoing, such information as to the Manufacturer may not be used by the Distributor in connection with the production, marketing, distribution or sale of Distributor's products. Nothing in this paragraph shall be construed to prevent or inhibit Distributor's ability to respond competitively to information as to the Manufacturer provided that the information was not at the time it was disclosed to Distributor "Confidential Information" as defined below or was subsequently disclosed to or learned by Distributor from the marketplace or from a third party not known to be under any obligation to Manufacturer to maintain the confidentiality of such information and provided further that, while Distributor agrees to take such measures (as are reasonable without materially interfering with Distributor's management) to minimize the number of its employees (who are involved in the sale of Distributor's own ice cream products) who obtain knowledge of Confidential Information, Manufacturer acknowledges that such measures may be imperfect, and in this regard, Distributor agrees to use its best efforts so that such of its employees learning such Confidential Information prior to the time Distributor otherwise learns such information from the marketplace will not materially change Distributor's decisions with respect to production and marketing of Distributor's own products as a result of such Confidential Information gained solely under this Agreement. In addition, in the event that there is a particular item of Confidential Information which is regarded by Manufacturer as having a very high degree of confidentiality, the parties will discuss the design and implementation of such special procedures as can be designed to enable the Distributor to carry out its obligations under this Agreement without such item actually being used by Distributor in connection with its own products at a time when such item remains Confidential Information. Confidential Information shall, for purposes of this Agreement, include all information relating to a party, its business and prospect, disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies thereof, created by either party. The term "Confidential Information" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a party which contain, reflect or are based upon the information furnished to such party by the other party pursuant hereto. Confidential Information shall not include any information that:

         (a) was in a party's possession prior to disclosure by the other party hereunder, provided such information is not known by such party to be subject to another confidentiality agreement with or secrecy obligation to the other party;

         (b) was generally known in the ice cream industry at the time of disclosure to a party hereunder, or becomes so generally known after such disclosure, through no act of such party;

         (c) has come into the possession of a party from a third party who is not known by such party to be under any obligation to the other party to maintain the confidentiality of such information; or

         (d) was independently developed by a party without the use of any Confidential Information of the other party, to the extent that such independent development is reasonably established by such first party to the other party.

         This Agreement (and any documents referred to herein) represents the entire agreement and understanding of the parties with respect to the distribution of products of the Manufacturer by the Distributor and the ancillary standstill provisions of Section 13, and there are no representations, warranties or conditions or agreements (other than implementing invoices, purchase orders and the like necessary to implement the Agreement) not contained herein (or in any documents not referred to herein). The following sections of this Agreement shall survive any termination of the Agreement: 8.6, 9.2, 11, 12, 13, 14, 16.1 and 17.

         14.1. Employees. Except as otherwise agreed between the parties, in view of the Confidential Information being transmitted by and to employees of a party under this Agreement, each party agrees not to solicit the employment of employees, working in the frozen dessert business, of Pillsbury (or Haagen-Dazs) or the Manufacturer, as the case may be, during the duration of this Agreement, it being understood that a party is not in breach of this Section if, without solicitation by such party, any such employee determines to leave the employment of the other party and seek employment with such first party.

         15. Negotiation of Agreement. Each party and its counsel have cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

         16. Amendment and Non-assignability of Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by an authorized officer of each party. It is agreed that neither party shall transfer or assign this Agreement or any part hereof or any right arising hereunder, by operation of law or otherwise, without the prior written consent of the other. Any purported assignment without consent shall be void and of no force or effect or, at the other party's option, shall terminate this Agreement. Subject to the foregoing, this Agreement shall be binding on the respective parties and their successors and assigns, and, with respect to Section 13, their Affiliates (and their successors and assigns).

         No waiver by either party of any default or breach of any covenant hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated. No express waiver shall affect any default other than the default specified in the waiver, and then said waiver shall be operative only for the time and to the extent therein stated. Waivers by either party of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant term or condition. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent similar acts. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         No provision of any other instrument, including purchase orders, invoices, bills of sale or like instrument which is inconsistent or conflicts with this Agreement shall control or override any provision of this Agreement.

         17. Waiver of Jury Rights; Governing Law; Jurisdiction. Each of the parties hereto irrevocably waives all rights to a trial by jury with respect to any dispute relating to this Agreement, the subject matter hereof or the entering into or termination of this Agreement (a "Dispute"). This Agreement and all actions related hereto shall be governed by the laws of the State of Delaware, excluding its choice of law principles.

         In the event of any Dispute, such Dispute, if not resolved in the ordinary course between representatives of the parties, shall be submitted for settlement negotiation between the Chief Executive Officer of Manufacturer and the Vice President, Haagen-Dazs North America, of Distributor, and if such procedure does not resolve such Dispute within 30 days after a request for such settlement negotiation to the other party, then and only then shall all such Disputes be resolved exclusively by the process of litigation in accordance with this Section. If such litigation is brought by Manufacturer, it shall be brought in the State of Minnesota, or if brought by Distributor it shall be brought in the State of Vermont, provided that if such dispute relates to Section 13 of this Agreement, it may be brought without resort to the settlement mechanics described above and it may also be brought by Manufacturer in Vermont or by Distributor in Minnesota.

         With respect to any litigation relative to any Dispute that has been commenced in accordance with the foregoing provisions as to where and when such litigation may be brought, the parties each hereby: (i) agree that each party has sufficient contacts with New York City (Manhattan) to subject it to the personal jurisdiction of the state and federal courts located in New York City (Manhattan) for purposes of any such Proper Action (a "Proper Action"); (ii)
agree that venue of any Proper Action properly lies in New York City (Manhattan); (iii) waives and agrees not to assert in any Proper Action any claim that it is not subject personally to the jurisdiction of the above-named courts, such action should be dismissed on grounds of lack of venue or forum non convenien; should be transferred to any court other than the above-named courts or should be stayed by reason of the pendency of some other proceeding in any court other than the above-named courts; (iv) consents and agrees that service of process in any Proper Action may be made in any manner permitted by law or by registered or certified mail, return receipt requested, at its principal place of business, and that service made in accordance with the foregoing is reasonably calculated to give actual notice of any such action; and (v) waives and agrees not to assert in any Proper Action any claim that service of process made in accordance with the foregoing does not constitute good and sufficient service of process, including upon written notice. Notwithstanding the foregoing, any proceeding for temporary restraining order or preliminary injunction may be brought without resort to the settlement mechanics described but shall only be brought in accordance with the foregoing provisions as to where litigation with respect to any Dispute may be brought.

         18. Publicity. Until announced by a press release by Manufacturer, neither party shall made any disclosure except a disclosure to another distributor of Manufacturer necessary to implement certain provisions of this Agreement (except a disclosure consented to by the other party) and except as may be advisable to comply with the securities laws in the opinion of securities law counsel to such party. It is agreed that the Distributor shall have an opportunity to review and comment on the initial press release of Manufacturer on this Agreement and that the parties shall use their best efforts to agree on the wording of such initial press release of the Manufacturer.

         19. Notices. Any notices to be given by either party to the other shall be in writing by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested, or by facsimile (only with receipt confirmed). Notices shall be addressed to the parties at the addresses set forth on page one or to said other address as shall have been so notified to the other party in accordance with this Section 19. Notices to Distributor shall be addressed to Vice President, Haagen-Dazs North America, with a copy to the Vice President and General Counsel, Pillsbury North America. Notices to Manufacturer shall be addressed to Chief Executive Officer, Ben & Jerry's Homemade, Inc., with a copy to Ropes & Gray, One International Place, Boston, MA 02110, Attention Howard K. Fuguet, Esq.

IN WITNESS WHEREOF, Diageo PLC only as to the obligations in Section 13, Distributor for itself (and its Haagen-Dazs business unit) and, with respect to
Section 13 for its Affiliates, including Diageo PLC, and Manufacturer for itself and, with respect to Section 13 its Affiliates, have each executed and delivered this Agreement as of the day and year first above written.

WITNESSED:                         THE PILLSBURY COMPANY
                                   By:
                                   Title:

WITNESSED:                         BEN & JERRY'S HOMEMADE, INC.
                                   By:
                                   Title:

WITNESSED:                         DIAGEO PLC (only as to Section 13)
                                   By:
                                   Title: